Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 28, 2007 on the financial statements of the Ancora Trust, comprising Ancora Income Fund, Ancora Equity Fund, Ancora Special Opportunity Fund, Ancora Bancshares, and Ancora Homeland Security Fund as of December 31, 2006 and for the period indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Ancora Trust’s Registration Statement on Form N-1A.

/s/Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

April 25, 2007